Exhibit 4.3

AMENDMENT TO SHAREHOLDERS’ AGREEMENT

THIS AMENDMENT AGREEMENT is dated for reference as of June 25, 2013 among Aquinox Pharmaceuticals Inc. (the “Canadian Company”), Aquinox Pharmaceuticals (USA) Inc. (the “U.S. Company”) and certain shareholders of the Canadian Company and U.S. Company identified as such on the signature page thereto (the “Shareholders”).

WHEREAS:

A.	The Canadian Company, the U.S. Company and certain shareholders of the Canadian Company and the U.S. Company entered into an Amended & Restated Shareholders’ Agreement made as of March 19, 2013 (the “Shareholders’ Agreement”) relating to the establishment of certain rights and obligations in respect of the conduct of the affairs of the Canadian Company and the U.S. Company, the holding and sale of their respective securities, and certain other matters;

B.	The Shareholders’ Agreement may only be amended by an instrument in writing duly executed by the Canadian Company, the U.S. Company and Shareholders holding not less than 60% of the Common Shares (as that term is defined in the Shareholders’ Agreement) that are subject to the Shareholders’ Agreement on a Fully Converted Basis (as that term is defined in the Shareholders’ Agreement);

C.	The undersigned Shareholders hold more than 60% of the Common Shares (as that term is defined in the Shareholders’ Agreement) that are subject to the Shareholders’ Agreement on a Fully Converted Basis; and

D.	The parties wish to amend the Shareholders’ Agreement as set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties), the parties hereby agree as follows:

1.	Amendment. The Shareholders’ Agreement is amended by modifying Sections 3.1(a) and 3.1(b) of the Shareholders’ Agreement as follows:

3.1	Composition of the Board of Directors

(a)	Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board of the U.S. Company shall be set and remain at six Directors. Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the following persons shall be elected to the Board of the U.S. Company:

(i)	the then current Chief Executive Officer of the Companies (the “Common Director”);

(ii)	at any time during which VW Shareholders collectively own 10% or more of the outstanding Common Shares on a Fully Diluted Basis, one individual designated by the VW Shareholders (the “VW Director”);

(iii)	at any time during which JJDC or its Affiliates collectively own 10% or more of the outstanding Common Shares on a Fully Diluted Basis, one individual designated by JJDC (the “JJDC Director”);

(iv)	at any time during which PVI or its Affiliates collectively own 10% or more of the outstanding Common Shares on a Fully Diluted Basis, one individual designated by PVI (the “PVI Director”); and

(v)	~~one~~two individuals, each of whom is not an employee of either of the Companies and has been approved and designated by Investor Approval (~~the~~each, an “Independent Director”),

and each Director designated as a Director pursuant to clauses (ii) to (iv) above shall, for purposes of this Agreement, be referred to as an “Investor Nominee Director”. If a person or group exercising the right to designate a Director pursuant to clauses (ii) to (iv) above ceases to hold 10% or more of the outstanding Common Shares on a Fully Diluted Basis, any Director appointed by such person or group pursuant to this Section 3.1(a) shall immediately resign as Director and, if such Director does not immediately resign as Director, the Shareholders shall forthwith take all actions required to be taken to remove such Director from the Board and appoint an additional Independent Director.

(b)	(i) Upon execution of this Agreement, the Board of the U.S. Company will be constituted as follows:

Name of Director:
David Main	Common Director
Kenneth Galbraith	VW Director
Asish Xavier	JJDC Director
Elaine V. Jones, Ph.D.	PVI Director
Daniel Levitt	Independent Director
Robert Pelzer	Independent Director

(ii)	If a Director ceases to be a Director for any reason, each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the Board composition set out above in Section 3.1(a) is maintained.

2.	Investor Approval. Each of the undersigned Shareholders acknowledges and agrees that each of Daniel Levitt and Robert Pelzer have been approved and designated as Independent Directors by Investor Approval.

3.	Governing Law. This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Any action, suit or proceeding arising out of or relating to this Agreement shall be brought in the courts of the Province of British Columbia, and each of the Parties hereby irrevocably submits to the jurisdiction of such courts.

4.	Effectiveness. This Amendment Agreement shall become effective upon the execution hereof by each of the parties hereto.

5.	Counterparts. This Agreement may be executed in several counterparts (including by fax), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

AQUINOX PHARMACEUTICALS INC.		AQUINOX PHARMACEUTICALS (USA) INC.

Per:	/s/ David Main	Per:	/s/ David Main
	(Authorized Signatory)		(Authorized Signatory)

VENTURES WEST 8 LIMITED PARTNERSHIP, by its General Partner, Ventures West 8 Management Ltd.		B.C. ADVANTAGE FUNDS (VCC) LTD.

Per:	/s/ Gary Bridger	Per:	/s/ Frank Holler
	(Authorized Signatory)		(Authorized Signatory)

Per:	/s/ Kenneth Gailbraith
(Authorized Signatory)

14159, L.P.		667, L.P.

By:	Baker Bros. Advisors, LLC, management
company and investment adviser to 14159,
L.P., pursuant to authority granted to it by
14159 Capital, L.P., general partner to
14159, L.P., and not as the general partner	By:	Baker Bros. Advisors, LLC, management
company and investment adviser to 667,
L.P., pursuant to authority granted to it by
Baker Biotech Capital, L.P., general partner
to 667, L.P., and not as the general partner

By:	/s/ Scott Lessing	By:	/s/ Scott Lessing
	Scott Lessing President		Scott Lessing President

BAKER BROS. INVESTMENTS II, L.P.		BAKER BROTHERS LIFE SCIENCES, L.P.

By:	Baker Bros. Advisors, LLC, management company and investment adviser to Baker Bros. Investments II, L.P., pursuant to authority granted to it by Baker Bros. Capital, L.P., general partner to Baker Bros. Investments II, L.P., and not as the general partner	By:	Baker Bros. Advisors, LLC, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner

By:	/s/ Scott Lessing	By:	/s/ Scott Lessing
	Scott Lessing President		Scott Lessing President

JOHNSON & JOHNSON DEVELOPMENT CORPORATION		PFIZER INC.

Per:	/s/ Asish K. Xavier	Per:	/s/ Barbara Dalton
	Asish K. Xavier		(Authorized Signatory)
Vice President, Venture Investments

AUGMENT INVESTMENTS LTD.

Per:
Sergey Notov

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